1 * For identification purposes only Exhibit 99.1 Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement. (incorporated in the Cayman Islands with limited liability) (Stock Code: 1128 and Debt Stock Codes: 5280, 40102, 40259, 40357, 5754) INSIDE INFORMATION INCREASE IN THE SENIOR UNSECURED REVOLVING CREDIT FACILITIES UNDER THE FACILITY AGREEMENT This announcement is issued by Wynn Macau, Limited (the “Company”) pursuant to Rules 13.09(2)(a) and 37.47B of the Listing Rules and under Part XIVA of the Securities and Futures Ordinance (Cap. 571). Reference is made to: (i) the Company’s announcement dated 16 September 2021 in connection with the Facility Agreement entered into by, among others, the Company, WM Cayman II, Bank of China Limited, Macau Branch, as agent and a syndicate of lenders; (ii) the Company’s announcement dated 5 May 2022 in connection with the amendments to the Facility Agreement; (iii) the Company’s 2023 Interim Report with respect to, among other things, the amendment and restatement of the Facility Agreement on 27 June 2023; and (iv) the Company’s announcement dated 23 September 2024 in connection with extension of the Facility Agreement (collectively, the “Previous Announcements”). Unless otherwise defined, capitalized terms used in this announcement shall have the same meanings as ascribed to them in the Previous Announcements. The Company announces that, on 31 July 2025, pursuant to the terms of the Facility Agreement, the Company, WM Cayman II, Bank of China Limited, Macau Branch, as agent and certain lenders as selected by WM Cayman II (the “Accordion Lenders”) have entered into documentation through which the Accordion Lenders will make available to WM Cayman II an additional aggregate amount of US$1.0 billion equivalent pursuant to the senior unsecured revolving credit facilities

2 under the Facility Agreement. As a result, the total committed amount of the senior unsecured revolving credit facilities under the Facility Agreement has increased to US$2.5 billion equivalent. Customary accordion fees payable to the Accordion Lenders in connection with the Facility Agreement will be paid by WM Cayman Holdings Limited II. The shareholders and potential investors of the Company are advised to exercise caution when dealing in the shares of the Company. By order of the Board Wynn Macau, Limited Dr. Allan Zeman Chairman Hong Kong, 31 July 2025 As at the date of this announcement, the Board comprises Craig S. Billings and Frederic Jean-Luc Luvisutto (as Executive Directors); Linda Chen (as Executive Director and Vice Chairman); Ellen F. Whittemore and Julie M. Cameron-Doe (as Non-Executive Directors); Allan Zeman (as Independent Non-Executive Director and Chairman); and Lam Kin Fung Jeffrey, Bruce Rockowitz, Nicholas Sallnow-Smith and Leah Dawn Xiaowei Ye (as Independent Non-Executive Directors).